Ahlers & Cooney, P.C.
Attorneys at Law
100 Court Avenue, Suite 600
Des Moines, Iowa 50309-2231
Phone: 515-243-7611
Fax: 515-243-2149
www.ahlerslaw.com
May 7, 2019

Casey’s General Stores One SE Convenience Blvd. Ankeny, IA 50021

RE:	2018 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Iowa special counsel to Casey’s General Stores, Inc. (the “Company”) in connection with the authorization and issuance of an aggregate of 3,000,000 shares of common stock, no par value per share (the “Shares”) of the Company issuable under the Company’s 2018 Stock Incentive Plan and the S-8 Registration Statement for the Shares. In connection with the issuance of this Letter, we have examined and relied upon copies of each of the following:

1.	the Second Restatement of the Restated and Amended Articles of Incorporation of the Company and the amendment thereto dated September 5, 2018.

2.	The Fourth Amended and Restated By-laws of the Company, and the amendment thereto dated September 5, 2018.

3.	The Minutes of the Board of Directors of the Company dated September 5, 2018 declaring the Plan becoming effective and adopted as of such date.

4.
Minutes of the Annual Meeting of Shareholders of the Company dated September 5, 2018, and the confirmation letter from Computershare Investor Services of the approval by the shareholders of the Company of the 2018 Plan.

5.	The 2018 Stock Incentive Plan.

6.	The Iowa S-8 Registration Statement for the shares issued pursuant to the Plan (the “Registration Statement”).

Assumptions. In rendering the opinions contained in this Letter, and with your consent, we have assumed, without independent investigation or inquiry, that (i) all documents submitted to us as originals are complete, accurate and authentic; (ii) all copies of documents submitted to us conform in all respects to the originals of the same, including all amendments or modifications to the same, and all such originals are complete, accurate and authentic; (iii) all signatures to

May 7, 2019

documents are genuine; (iv) all natural Persons signing such documents and records had, at the time of signing, full legal capacity and competency to sign and deliver said documents and, except as to Persons executing and delivering said documents on behalf of the Company, were duly authorized; and (v) none of the originals or copies submitted to us have been amended or modified by written agreement of the parties to the same since the date they were submitted to us.

Substantive Opinions. Based on the foregoing, and subject to the limitations and qualifications set forth in this Letter, we are of the opinion that the Shares have been duly authorized for issuance and, when the shares are issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

Limitations and Qualifications. The foregoing opinions are subject to the following limitations and qualifications:

A.The opinions expressed herein are limited to the matters discussed above and no opinion is implied or may be inferred beyond such matters.

B.In rendering our opinions, we have examined and relied for factual matters upon such officers and representatives of the Company and from public officials and such other records, certificates and documents as we have deemed necessary or appropriate for the purposes of such opinions. We have not reviewed the records of any arbitrator, court or other Governmental Authority to determine whether there exists any pending action, suit or proceeding before any arbitrator, court or other Governmental Authority that may affect the operations or condition, financial or otherwise, of the Company or the ability of the Company to perform its obligations under the Plan.

C.Other than the specific limited provisions set forth herein, we express no opinion with respect to the legality, validity, binding nature, or enforceability of the Plan.

Reliance. The opinions contained in this Letter may be relied upon only in connection with the offer and sale of the shares issued pursuant to the Plan while the Registration Statement is in effect. We further consent to the filing of this opinion with the Securities and Exchange Commission (“the “Commission”) in connection with the Registration Statement and the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

Ahlers & Cooney, P.C.

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01590261-1\10281-096